Exhibit 4.5

FLEXION THERAPEUTICS, INC.
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of November 19, 2021
3.375% Convertible Senior Notes due 2024
FIRST SUPPLEMENTAL INDENTURE, dated as of November 19, 2021 (this “Supplemental Indenture”), between Flexion Therapeutics, Inc., a Delaware corporation (the “Company”), as issuer, and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of May 2, 2017 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 3.375% Convertible Senior Notes due 2024 (the “Notes”) in the original aggregate principal amount of $201,250,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of October 11, 2021 (as amended, supplemented, restated, or otherwise modified, the “Merger Agreement”), by and among the Company; Pacira BioSciences, Inc., a Delaware corporation (the “Parent”); and Oyster Acquisition Company Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) on the date hereof, with the Company as the surviving entity in the Merger, becoming a wholly owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Merger Event under the Indenture;

WHEREAS, Section 14.07(a) of the Indenture provides that prior to or at the effective time of any Merger Event, the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01(i) of the Indenture providing for the right to convert each $1,000 principal amount of Notes into the kind and amount of shares of stock, other securities, or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”) upon such Merger Event;

WHEREAS, in connection with the Merger, each outstanding share of Common Stock prior to the effective time (other than certain shares of Common Stock as set forth in the Merger Agreement) shall be converted into the right to receive: (a) an amount in cash equal to $8.50 per share, in cash, net of applicable withholding taxes and without interest, plus (b) one non-transferable contingent value right per share (a “CVR”), which will represent the right to receive one or more contingent payments up to $8.00 per share in the aggregate, in cash, if the specified milestones are achieved on or prior to December 31, 2030, pursuant to the terms of the Contingent Value Right Agreement, dated as of November 19, 2021 (the “CVR Agreement”), by and between Parent and American Stock Transfer & Trust Company, LLC, as rights agent, in accordance with the terms of the Merger Agreement;

WHEREAS, Section 10.01 of the Indenture provides that the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto without the consent of any Holder to, among other things, (i) provide that the Notes are convertible into Reference Property in connection with any Merger Event, subject to the provisions of Section 14.02 of the Indenture, and make such related changes to the terms of the Notes in accordance with Section 14.07 of the Indenture; or (ii) make any change that does not adversely affect the rights of any Holder;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05 and 17.05 of the Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.
ARTICLE 2
EFFECT OF MERGER ON CONVERSION

Section 2.01. Conversion Right. In accordance with and subject to Section 14.07 of the Indenture, at and after the effective time of the Merger, (a) the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the number of units of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger, and (b) a “unit of Reference Property” shall mean $8.50 in cash, plus one (1) CVR, plus:

(i)	if the Milestone 1 Amount (as defined in the CVR Agreement) has been paid to the Rights Agent pursuant to the terms of the CVR Agreement prior to the applicable Conversion Date, $1.00, plus

(ii)	if the Milestone 2 Amount (as defined in the CVR Agreement) has been paid to the Rights Agent pursuant to the terms of the CVR Agreement prior to the applicable Conversion Date, $2.00, plus

(iii)	if the Milestone 3 Amount (as defined in the CVR Agreement) has been paid to the Rights Agent pursuant to the terms of the CVR Agreement prior to the applicable Conversion Date, $3.00, plus

(iv)	if the Milestone 4 Amount (as defined in the CVR Agreement) has been paid to the Rights Agent pursuant to the terms of the CVR Agreement prior to the applicable Conversion Date, $1.00, plus

(v)	if the Milestone 5 Amount (as defined in the CVR Agreement) has been paid to the Rights Agent pursuant to the terms of the CVR Agreement prior to the applicable Conversion Date, $1.00.
ARTICLE 3
MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture, the Merger, or the Reference Property. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06. Execution in Counterparts; Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture and any certificate, agreement, or other document to be signed in connection with this Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm, or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
Section 3.07. Severability. In the event that any provision of this Supplemental Indenture shall be invalid, illegal, or unenforceable, then (to the extent permitted by law) the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the effective time of the Merger.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

FLEXION THERAPEUTICS, INC.
By:	/s/ Michael D. Clayman, MD
Name: Michael D. Clayman, MD
Title: President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By: Computershare Trust Company, N.A., as attorney-in-fact
By:	/s/ Scott Little
Name: Scott Little
Title: Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE